Exhibit 99.2

URBAN OUTFITTERS, INC.

Philadelphia, PA – November 7, 2011

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters, Inc. Announces New Leadership at Anthropologie, Terrain and Urban Outfitters

PHILADELPHIA, PA, November 7, 2011 (GLOBENEWSWIRE) — Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, BHLDN, Terrain and Urban Outfitters brands today announced leadership changes at Anthropologie, Terrain and Urban Outfitters.

Anthropologie

David W. McCreight has been appointed Chief Executive Officer, Anthropologie Group, effective November 15, 2011. In this new role, Mr. McCreight will be responsible for Anthropologie North America, Anthropologie Europe and BHLDN.

“David is a powerful leader with an intimate knowledge of the women’s apparel industry and a proven track record for growing multi-channel, multi-category brands,” said Glen T. Senk, Chief Executive Officer. “David brings with him a deep understanding for the aesthetic sensibility of a brand, combined with an analytical background and strategic vision. I am delighted to have David join our executive team and am confident he will play an instrumental role in the future development of the Anthropologie group and URBN.”

Mr. McCreight, age 48, comes to the Company with an impressive background in retail and apparel, including President of Under Armour from 2008 until 2010 and President of Lands’ End from 2005 to 2008. Mr. McCreight also held the position of Senior Vice President of Merchandising at Lands’ End from 2003 to 2005 and Senior Vice President and General Merchandising Manager of Disney Stores from 2001 to 2003. Mr. McCreight had been President of Smith and Hawken and began his career with roles within the merchant organizations at Saks, The May Company and The Limited.

Effective immediately, Anthropologie Brand announced new executive appointments for North America. The Brand’s Co-President positions have been eliminated. Wendy Wurtzburger, a 13-year veteran of Anthropologie, will continue to serve as Chief Merchandising and Design Officer. Kristin Norris, a 19-year veteran of the Company, has been appointed Chief Creative Officer, most recently having served as the Managing Director of BHLDN. Denise Albright has been appointed Chief Operating Officer, having served as Executive Director of Planning and Allocation since she joined the Company in 2005.

Terrain

Wendy McDevitt has been appointed President of Terrain. Ms. McDevitt began her career with the Company in 1991 and over the years has held a variety of senior operational and creative roles across three of the Company’s brands –Anthropologie, Urban Outfitters and Free People - including an overseas assignment for Urban Outfitters, and her most recent role as Global Co-President of Anthropologie.

Urban Outfitters

The Company also announced that Charles Kessler joined the Urban Outfitters Brand as Chief Merchandising Officer on October 31, 2011 and will oversee the merchandising, design and planning organizations for North America. Mr. Kessler most recently served as Senior Vice President of Corporate Merchandising for Coach, Inc. Prior to joining Coach in 2010, Mr. Kessler spent 16 years at Abercrombie & Fitch Co. ascending to the role of EVP of Womens’ Merchandising. “We are thrilled to have Chad join our Urban Outfitters team.” said Mr. Senk. “His tenured experience in women’s specialty apparel, as well as his ability to build brands has long been admired by our organization.”

“The creation of the Group CEO role streamlines our organization structure and is pivotal in the development of our multi-brand growth strategy. We’re excited to welcome the broad-based skills and tremendous track records of David and Chad. At the same time, we’re delighted to recognize the strength of our organization and the opportunity it affords Wendy, Kristin, Denise and Wendy to extend their leadership capabilities,” finished Mr. Senk.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 187 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 164 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 55 Free People stores, catalogs and website, 1 Terrain garden center and 1 BHLDN store and website as of October 31, 2011.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, and continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.